Deckers Outdoor Corporation
Supplemental Information Relating to the Three Month Transition Period Quarter Ended March 31, 2014

The Company has changed its fiscal year end to March 31 from December 31. This supplemental information relates to the three month transition period ended March 31, 2014.

Net Sales

Net sales for the transition period increased 11.7% to $294.7 million from $263.8 million for the same period last year. Domestic sales increased 8.5% to $198.3 million and international sales increased 18.9% to $96.4 million.

UGG® brand net sales for the transition period increased 15.8% to $197.6 million compared to $170.6 million for the same period last year. The increase in sales was driven by sales gains across all primary channels, including an increase in global E-Commerce sales, the sales contribution from new retail store openings and an increase in same store sales, and higher domestic wholesale sales.

Teva® brand net sales for the transition period decreased 9.2% to $46.8 million compared to $51.6 million for the same period last year. The decrease in sales was primarily attributable to lower domestic wholesale sales.

Sanuk® brand net sales for the transition period decreased 0.8% to $30.7 million compared to $30.9 million for the same period last year. The decrease in sales was primarily attributable to lower international distributor sales, partially offset by an increase in domestic wholesale, retail and E-Commerce sales.

Combined net sales of the Company’s other brands increased 84.3% to $19.6 million for the transition period compared to $10.6 million for the same period last year. The increase was primarily attributable to a $8.2 million increase in sales for the HOKA ONE ONE® brand compared to the same period last year.

Total wholesale and distributor sales for the transition period increased 1.4% to $176.0 million. Domestic wholesale increased 2.2%, European wholesale and distributor sales increased 9.2%, and Asia-Pacific wholesale and distributor sales decreased 22.5%.

Global Direct-to-Consumer revenue increased 31.6% to $118.7 million with a Direct-to-Consumer comparable sales increase of 16.9%. E-Commerce sales increased 45.0% to $38.6 million. Retail sales increased 26.1% to $80.1 million driven by 42 new stores and same store sales increase of 4.0%. For all stores open at least 12 months as of March 30, 2014, the average sales per square foot was approximately $1,300 versus $1,500 for the same period in 2013.

Gross Margin

Gross margin for the transition period was 48.9% compared to 46.8% in the same period last year. The 210 basis point increase was primarily attributable to a decrease in product costs due to lower sheepskin prices, further integration of UGGpure, and a greater contribution coming from our Direct-to-Consumer division this year compared with last year.

SG&A

Total SG&A expense for the transition period was $144.7 million or 49.1% of net sales compared to $120.9 million or 45.8% of net sales a year ago. The 330 basis point increase in SG&A as a percentage of net sales was primarily attributable to additional retail and E-Commerce related expenses, partially offset by an increase in net sales.

Operating Loss

Operating loss for transition period was $(0.4) million or (0.1)% of net sales compared to operating income of $2.7 million or 1.0% of net sales last year. The change in operating margin was driven by the aforementioned increase in SG&A expenses related to the expansion of our Direct-to-Consumer operations.

Taxes

Deckers recorded income tax expense of $1.9 million in the transition period compared to income tax expense of $1.5 million a year ago. The Company recorded a tax expense despite an operating loss due primarily to accounting rules that apply to the transition period.

Net Earnings (Loss)

Net loss for the transition period was $(2.7) million or $(0.08) per diluted share, compared to net income of $1.0 million or $0.03 per diluted share a year ago.

Balance Sheet

As of March 31, 2014, inventory decreased 17.7% to $211.5 million from $257.1 million at March 31, 2013. Compared to March 31, 2013, UGG brand inventory decreased 25.6% to $150.0 million, Sanuk brand inventory decreased 12.0% to $13.3 million, Teva brand inventory increased 9.1% to $34.2 million, and our other brands’ inventory increased 53.3% to $14.0 million.

At March 31, 2014, cash and cash equivalents increased $180.5 million or 279.4% to $245.1 million compared to $64.6 million at March 31, 2013. The Company had $6.7 million in outstanding borrowings under its credit facility at March 31, 2014, compared to $10.0 million at March 31, 2013.

Capital Expenditures and Store Counts

For the transition period, the Company spent approximately $17.7 million on capital expenditures, most of which was for the Company’s new corporate headquarters facility and the Moreno Valley distribution center. The UGG brand also opened three retail store locations, bringing the total Company store count to 120 stores. A breakdown of the store count by region as of March 31, 2014 is included below:

Location	Concept	Outlet	Total
US	23	18	41
China	31	6	37
Japan	15	5	20
EMEA	11	6	17
Canada	2	1	3
Hong Kong	2	0	2
Total	84	36	120